Exhibit 23.1

Consent of Moss Adams LLP

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-76898 of eUniverse, Inc. on Form S-8, of our report dual dated August 15 and 21, 2003 that is contained in the Annual Report on Form 10-K of eUniverse, Inc. for the fiscal year ended March 31, 2003.

/s/    Moss Adams LLP

Los Angeles, California

October 27, 2003